Exhibit 14

ELECTRONIC SYSTEMS TECHNOLOGY INC

CODE OF ETHICS

INTRODUCTION

This Code of Ethics applies to the employees, officers and directors of Electronic Systems Technology Inc.  It covers a variety of business practices, procedures and situations.  It does not address every situation that may arise, but provides basic principles as a guide.  It is intended to promote honest and ethical conduct at all levels of Electronic Systems Technology Inc.  Our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a policy in this Code conflicts with a law, you must comply with the law.  If a local custom or policy conflicts with this Code, you must comply with the Code.  Any variance between local customs or policies and this Code should be brought to the attention of management or the directors.  If you have any questions about conflicts, you should ask your supervisor for guidance on how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action.  If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines listed in “Reporting Illegal, Unethical Behavior and Violations of this Code”, which follow later in this Code.

COMPLIANCE WITH LAWS AND REGULATIONS

Obeying the law is the foundation of Electronic Systems Technology’s ethical standard.  All employees must obey the laws of the jurisdictions in which we operate.  Employees are not expected to know all the details of these laws but it is vital to know enough to determine when to seek advice from supervisors or managers.

We apply standards of full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed or submitted to the Securities and Exchange Commission, and in other public communications as well.

Our advertising, sales, and promotional literature seeks to be truthful, accurate, and free from false claims.

HEALTH AND SAFETY

Electronic Systems Technology strives to provide employees with a safe and healthy workplace.  Every employee is responsible for maintaining a safe and healthy workplace by following safety and health rules and practices.

Violence and threatening behavior are not permitted.  Employees are expected to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

DISCRIMINATION AND HARASSMENT

Diversity among the employees of Electronic Systems Technology’s a valuable asset.  We are committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

FAIRNESS AND HONESTY IN DEALINGS WITH ELECTRONIC SYSTEMS TECHNOLOGY INC.

CONFLICTS OF INTEREST

Conflicts of interest exist when an employee’s, officer’s or director’s personal interest interferes with the interests of Electronic Systems Technology.  A conflict situation can arise when an employee, officer or director actions or interests may make it difficult to perform his or her Electronic Systems Technology work effectively and objectively.  Conflicts of interest may arise when an employee, officer or director, or family member receives improper personal benefits as a result of their position in Electronic Systems Technology.  Loans to or guarantees of obligations of, employees or family members may create conflicts of interest.

It is almost certainly a conflict of interest for an Electronic Systems Technology employee to work simultaneously for a customer, competitor or supplier.   Working for a competitor as a consultant or board member is prohibited.  It is best to avoid any direct or indirect business connection with our customers, supplier or competitors, except on behalf of Electronic Systems Technology.

Conflicts of interest are prohibited as a matter of Electronic Systems Technology policy, except under guidelines approved by the Board of Directors.  Occurrences of conflicts of interest may not always be clear-cut.  If you have a question, you should consult with senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside legal counsel, Velikanje, Moore & Shore, P.S.  An employee, officer or director who becomes aware of a potential conflict of interest should bring it to the attention of a supervisor or manager or consult “Reporting Illegal, Unethical Behavior and Violations of this Code”, which follows later in this Code.

PROTECTION AND PROPER USE ELECTRONIC SYSTEMS TECHNOLOGY ASSETS

Employees are to endeavor to protect Electronic Systems Technology’s assets and ensure the efficient use of those assets.  Theft, carelessness and waste directly effect Electronic Systems Technology’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation. Electronic Systems Technology equipment should not be used for non-Electronic Systems Technology business, though incidental personal use may be permitted.

Employees have an obligation to protect Electronic Systems Technology’s assets, which extends to its proprietary information.  Proprietary information includes intellectual property, customer information, trade secrets, patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data.  Unauthorized use or distribution of this type of information violates Electronic Systems Technology policy, and could also be illegal and result in civil or criminal penalties.

Electronic Systems Technology complies with U.S. law that prohibits participation in international boycotts that are not sanctioned by the U.S. government.

In order to protect U.S. national security, the United States government restricts the export of certain technology and products, including certain computer software and technical goods and data.  Electronic Systems Technology observes restrictions applicable to our business placed on the export and re-export of a U.S. product or component of a product, good, service, or technical data.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from personally exploiting opportunities that are discovered through the use of corporate property, information or position without the prior consent of the Board of Directors.  No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with Electronic Systems Technology directly or indirectly.

Employees, officers and directors are obligated to advance Electronic Systems Technology’s legitimate interests when opportunity to do so arises.

FAIRNESS AND HONESTY IN DEALING WITH OTHERS

We seek to outperform our competition using competitive advantages found through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent is not tolerated.  Each employee should respect the rights of and deal fairly with Electronic Systems Technology’s customers, suppliers, competitors and employees.  No employee should take unfair advantage of anyone by employing manipulation, concealment, abuse of privileged information, or misrepresentation of material facts.

To preserve Electronic Systems Technology’s valuable reputation, compliance with our quality and safety processes is vital.  Operations must be conducted in accordance with all applicable regulations.  Compliance with all regulations and laws should be given priority over the opportunity to profit or gain competitive advantage.

Business entertainment and gifts in a commercial setting serves the purpose to create good will and improve working relationships, not to gain unfair advantage with suppliers and customers.  No gift or entertainment should ever be offered, given or accepted by any Electronic Systems Technology employee or family member unless the gift or entertainment is: not a cash gift, consistent with customary business practice, not excessive in value, cannot be construed as a bribe or payoff and does not violate any laws or regulations.  Please consult with your supervisor or manager any gift that you are not certain is appropriate.

United States law prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  Additionally, the United States government has laws and regulations regarding business gratuities that may be accepted by United States government personnel.  The promise, offer or delivery to an official or employee of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate Electronic Systems Technology policy, but could also be a criminal offense.  State and local governments may have similar regulations. Electronic Systems Technology’s senior management or legal counsel can provide guidance regarding this subject.

CONFIDENTIALITY

Employees must maintain the confidentiality of confidential information entrusted to them by Electronic Systems Technology, its suppliers and customers, except when senior management explicitly authorizes disclosure or as required by law.  Confidential information includes all non-public information that might be of use to competitors, or harmful to Electronic Systems Technology or its customers, if disclosed as well as information that suppliers and customers have entrusted to us.  Employees are bound by executed nondisclosure agreements, even after employment with Electronic Systems Technology has ceased.

FAIRNESS AND HONESTY IN DISCLOSURE TO THE PUBLIC

INSIDER TRADING

Employees, directors and officers with access to confidential information are not permitted to use or share that information for stock trading or any other purpose except the conduct of Electronic Systems Technology’s business.  All non-public information about Electronic Systems Technology should be considered confidential information.  The use of non-public information for personal financial benefit or to inform others who might make investment decisions regarding Electronic Systems Technology stock on the basis of this information is not only unethical but also illegal and subject to civil and criminal penalties.  If you have any questions concerning possible insider trading issues, please consult senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside securities counsel, Charles A. Cleveland P.S.

RECORD KEEPING

Honesty and accuracy is required in the recording and reporting of information for Electronic Systems Technology in order to make responsible business decisions.  This applies to all facets of information pertaining to Electronic Systems Technology, including accurate number of hours worked by employees, business expense accounts and material cost information.  If you need guidance regarding these issues, consult with your supervisor.

Electronic Systems Technology’s records, accounts, financial information and resulting financial statements must be maintained in reasonable detail, must appropriately reflect Electronic Systems Technology’s transactions and financial condition and must conform to both applicable legal requirements and Electronic Systems Technology’s internal controls.

Business records and communications often become public.  Exaggeration, guesswork, derogatory remarks, and other items that can be misunderstood should be avoided.  This applies to all methods of communication, including e-mail, memos, and reports.  Records should be retained or destroyed in accordance with Electronic Systems Technology’s record maintenance policies.  In the event of litigation or governmental investigation, consult senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside legal counsel, Velikanje, Moore & Shore P.S.

CHIEF EXECUTIVE AND FINANCIAL OFFICERS

The Electronic Systems Technology Code of Ethics is designed to promote and ensure full, fair, accurate, timely and understandable disclosure in Electronic Systems Technology’s Securities and Exchange Commission filings and other public communications. Electronic Systems Technology’s Chief Executive and Financial Officers hold vital and critical roles in corporate governance.  They have both the responsibility and authority to protect, balance, and preserve the interests of Electronic Systems Technology’s shareholders, customers, employees and suppliers.  The Chief Executive and Financial Officers fulfill this responsibility by establishing and enforcing the policies and procedures employed in Electronic Systems Technology’s financial organization and by demonstrating the following:

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Exhibiting and promoting the highest standards of honest and ethical conduct through the establishment and operation of policies that:

Encourage professionalism and integrity in all aspects of the financial organization, by eliminating barriers to responsible behavior, such as coercion, fear of reprisal or alienation, from both the financial and complete organization.

Prevent and eliminate conflicts between the best interest of the enterprise and the personal interest and material personal gain for members of the financial organization, including the Chief Executive and Financial Officers

Provide a mechanism for finance organization members to inform senior management of deviations from policies and procedures governing honest and ethical behavior.

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The Chief Executive and Financial Officers will establish, manage and maintain the organizations transaction and reporting procedures and systems to ensure that:

Transactions are properly authorized and completely, accurately and timely recorded on Electronic Systems Technology’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Electronic Systems Technology financial organization policy.

Retention or disposal of Electronic Systems Technology records is in accordance with applicable legal requirements.

Periodic financial communication and reports are delivered with a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

PROCEDURES FOR COMPLIANCE WITH THE CODE OF ETHICS

All of us must work to ensure prompt and consistent action against violations of the Code of Ethics.  In some situations, determining right from wrong can be difficult.  Since every situation that will arise cannot be anticipated, it is vital that we have a way to approach a new question or problem.  Steps to keep in mind when confronted with such as situation:

In order to reach the right solution, be as fully informed as possible. Make sure you have all the facts.

We should ask ourselves: What am I being asked to do? Does it seem unethical or improper? This will allow you to focus on specific questions you are faced with and what alternatives you have. Use judgement and common sense.  If something seems unethical or improper, it usually is.

Determine your responsibility.  In the majority of situations, responsibility is shared.  Inform your colleagues, as it may be helpful involve others and discuss the problem.

Consult with your supervisor about the problem.  This is the basic guidance for all situations.  In most cases, your supervisor will be more knowledgeable about the situation and is valuable in the decision-making process.  Remember your supervisor is responsible to assist in problem solving.

Seek assistance from Electronic Systems Technology resources.  In the unusual instance when it may not be appropriate to discuss an issue with your supervisor, or if you are not comfortable approaching your supervisor with an issue, discuss it with senior management, if you are a director or member of senior management, Electronic Systems Technology’s legal counsel, Velikanje, Moore & Shore P.S.  If you prefer to write, address your concerns to: Chief Executive Officer, Electronic Systems Technology Inc, 415 N. Quay St. Suite 4, Kennewick WA 99336.

Always ask first, act later: If you are uncertain of what to do in any situation, seek guidance before you act.

You may report ethical violations in confidence, without fear of retaliation.  If your situation requires your identity be kept secret, your anonymity will be protected.  Retaliation of any kind against employees making good faith reports of ethical violations is not permitted.

REPORTING ILLEGAL, UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE

Employees are encouraged to consult with supervisors and managers about any observed illegal or unethical behavior and any violations of this Code of Ethics.  When in doubt about the best course of action in a particular situation, employees are encouraged to consult with their supervisor or manager.  Retaliation for reports of misconduct made in good faith is not permitted.  Employees are obligated to fully cooperate in investigations of misconduct.

WAIVERS OF THE CODE OF ETHICS

Any waiver of this Code for executive officers, directors or employees of Electronic Systems Technology, may be made only by the Board of Directors, or the Audit Committee of the Board of Directors.  Any such waiver will be promptly disclosed as necessary and as may be required by law or stock exchange regulation.